Exhibit 10.14

SECOND

LICENSE AGREEMENT

This SECOND LICENSE AGREEMENT (“Second Agreement”) is made and entered into as of the 21st day of September, 2007 (“Effective Date”), by and between BioForm Medical, Inc., a Delaware corporation, and BioForm Medical Europe B.V., a Netherlands corporation (together “BioForm”) and Artes Medical, Inc., a Delaware corporation (“Artes”). BioForm and Artes shall be collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, Artes and BioForm have previously entered into that certain Settlement and License Agreement, dated October 31, 2005 (the “Agreement”); and

WHEREAS, the Parties desire to enter into this separate Second Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

Unless specifically defined in this Second Agreement, capitalized terms shall have the meanings ascribed to such terms in the Agreement.

1. Within ten (10) days following the date of this Second Agreement, BioForm will make an initial payment of Two Million Dollars ($2,000,000) (“Initial Payment”) to Artes by wire transfer, and BioForm will make a second and final payment of Three Million Five Hundred Thousand Dollars ($3,500,000) (“Final Payment”) to Artes by wire transfer upon the earlier to occur of (i) thirty (30) days following BioForm’s completion of an initial public offering of its securities pursuant to a registration statement filed with the Securities and Exchange Commission, or (ii) June 30, 2008.

2. Artes hereby relinquishes and releases any rights it may have to Royalty payments under Sections 6.1, 6.2, 6.3, 6.4 or 11.4 of the Agreement that arise from Net Sales occurring after December 31, 2006, including the period between January 1, 2007 and the Effective Date (“Royalty Release”), which Royalty Release shall be effective upon the Effective Date and at all times thereafter; provided, however, that in the event that either the Initial Payment or Final Payment is not paid when due, the Royalty Release shall be ineffective until such time as such past-due Payment is made in full whereupon the Royalty Release shall be effective retroactive to the Effective Date.

3. Artes hereby confirms that the license grants to BioForm in Sections 3.1.1.1 and 3.1.1.2 shall be on a paid-up rather than on a royalty-bearing basis at all times that the Royalty Release is effective. Accordingly, Artes waives its rights, and releases BioForm and its sublicensees from any performance obligations, under Sections 11.2, 11.3.1 through 11.3.4 and 11.4 of the Agreement at all times that the Royalty Release is effective. For purposes of clarity, Artes retains its rights, and BioForm shall retain its obligations, under Sections 11.3.5 (marking of Sublicensed Products), 11.3.6 (resolution of disputes) and 11.3.7 (validity and enforceability of the Licensed Patents) of the Agreement.

4. Artes hereby relinquishes and releases any rights it may have under the Agreement to records or audits under Sections 7 and 8 (Records and Audits) of the Agreement with respect to Net Sales occurring after December 31, 2006 at all times that the Royalty Release is effective, but it shall retain its rights under such Sections with respect to Net Sales that occurred during calendar year 2005 and 2006.

5. BioForm hereby releases and relinquishes any rights to royalty reductions under Section 12.1 of the Agreement with respect to Net Sales occurring after December 31, 2006, but it shall retain its rights under such Section with respect to Net Sales that occurred during calendar years 2005 and 2006.

6. In the event that (i) a third party is infringing, or has infringed after the Effective Date, a Licensed Patent in the United States by selling an implant product containing calcium-hydroxylapatite (CaHA) particles with diameters between 15 and 200 microns, (ii) with respect to such third party’s conduct giving rise to the afore-mentioned infringement, such third party is not also infringing or has not infringed after the Effective Date any patent owned or licensed (other than a Licensed Patent) by BioForm or any Affiliate of BioForm or any patent under which BioForm has a right of enforcement (“BioForm Patent Rights”), (iii) BioForm provides notice to Artes in accordance with the notice provisions of the Agreement that BioForm then believes upon reasonable investigation that the third party is not infringing (or has not infringed, as applicable) any BioForm Patent Rights with respect to the conduct giving rise to the infringement of the Licensed Patent, and (iv) Artes does not commence an infringement action to stop such Infringement within ninety (90) days of receipt of such notice from BioForm and continue to prosecute diligently such action thereafter, then, in addition to BioForm’s rights under Section 12.3 of the Agreement (Enforcement by BioForm), BioForm shall have the right, at its own expense and for its own benefit, to enforce and defend the Licensed Patents against the parties responsible for such Infringement and Artes shall provide reasonable cooperation and assistance to BioForm in connection with any such action, including joining such action if necessary, and BioForm shall retain any damages, including damages for harm to sales of BioForm, its Affiliates, or its sublicensees that are obtained by BioForm in the course of its efforts to stop such Infringement. BioForm’s right in the preceding sentence to enforce and defend a Licensed Patent against Infringement in the United States shall be limited to infringement actions concerning conduct occurring subsequent to the Effective Date and on or before September 5, 2011.

7. This Second Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

8. Each of Artes and BioForm represent and warrant that (i) the Second Agreement constitutes a legal, valid and binding obligation on it, enforceable against it in accordance with this Second Agreement’s terms, (ii) it has obtained any and all consents or approvals that are necessary for it to enter into this Second Agreement and that it has full and complete authority to enter into this Second Agreement; and (iii) the person signing on its behalf has the full and complete authority to do so.

9. Artes represents and warrants that (i) Artes has the sole and exclusive authority to waive and release BioForm and its sublicensee’s obligations to pay any royalty under the Agreement and (ii) it has not assigned or otherwise transferred to any third party the right to receive any of the royalties under the Agreement.

10. The Parties agree that the terms of this Second Agreement are not confidential and may be freely disclosed by the parties to third parties; provided, however, that public statements (e.g. press releases) shall be limited to the subject matter set forth in Attachment A or such other subject matter as counsel for a party concludes is required to be disclosed pursuant to an applicable law, court order or government rule or regulation.

11. This Second Agreement, together with the Agreement, sets forth the entire understandings of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

12. This Second Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

13. The Parties agree that as of the Effective Date any provisions of the Agreement which are not expressly waived or released herein shall remain, with respect to this Second Agreement, unwaived and not released. Each Party agrees that notwithstanding anything to the contrary in Section 30.3 of the Agreement, this Second Agreement shall be enforceable against such Party.

14. This Second Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument. A facsimile transmission of the signed Second Agreement will be legal and binding on the Parties.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by duly authorized representatives of all parties hereto as of the Effective Date.

“BioForm”:		“Artes”:

BioForm Medical, Inc.		Artes Medical, Inc.

By:	/s/ Steven L. Basta	By:	/s/ Christopher Reinhard
Name:	Steven L. Basta	Name:	Christopher Reinhard
Title:	Chief Executive Officer	Title:	Executive Chairman

Attachment A

[Public Statement]

Artes Medical, Inc. and BioForm Medical, Inc. today announced that BioForm has elected to pre-pay all future royalty obligations to Artes by making two payments totaling $5.5 million. These payments will replace any future royalty obligation of BioForm to Artes under the October 31, 2005 settlement and license agreement between the companies.

4